Exhibit 3.4

Articles of Association

of Intec Pharma Ltd.

(the “Company”)

Pursuant to

the Companies Law, 5759-1999

(the “Companies Law”)

1.	Name of the Company

2.	The Company’s name in Hebrew is “Intec Pharma Ba’am” and in English “Intec Pharma Ltd.”.

3.	Objects of the Company

The Company’s object is to engage in any legal business.

4.	Limited Liability

The shareholders’ liability for the Company’s debts is limited to the full amount (par value plus premium) that they were required to pay the Company for the shares and which has not yet been paid by them.

5.	The Company’s Share Capital and the Rights Attached to the Shares

5.1.	The Company’s authorized capital is NIS 4,000,000 divided into 400,000,000 ordinary shares of par value NIS 0.01 each (the “Ordinary Shares”).

5.2.	The Ordinary Shares shall confer on their holders:

5.2.1.	An equal right to participate in and vote at the Company’s general meetings, whether ordinary meetings or special meetings, and each one of the Company’s shares shall entitle its holder, who is present at the meeting and participates in the vote, in person, by proxy or by voting card, to one vote;

5.2.2.	An equal right to participate in the distribution of dividends, whether in cash or in stock dividends, in the distribution of assets or in any other distribution, according to the ratio of the par value of the shares held by them;

5.2.3.	An equal right to participate in the distribution of surplus assets of the Company upon dissolution thereof according to the ratio of the par value of the shares held by them.

5.3.	The board of directors may issue shares and other securities, convertible for or exercisable into shares, up to the Company’s authorized share capital. For the purpose of calculation of the authorized capital, the securities convertible for or exercisable into shares shall be deemed as having been converted or exercised on the date of issuance thereof.

6.	Co-Holding of Shares and Share Certificates

6.1.	A shareholder registered in the shareholders’ register is entitled to receive from the Company, free of charge, within a period of three months after the allotment or registration of the transfer, a single share certificate signed with the Company’s stamp, in respect of all of the shares registered in his name, which shall specify the number of shares. In the case of a co-held share, the Company shall issue one share certificate to all of the co-holders of the share, and delivery of such certificate to one of the partners shall be deemed as delivery to all of them.

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Each share certificate shall be signed by two directors or a director and the company secretary, plus the Company’s stamp or printed name.

6.2.	A share certificate that is defaced, destroyed or lost may be renewed based on proof and guarantees as the Company shall demand from time to time.

7.	The Company’s Remedies in relation to Shares not Fully Paid Up

7.1.	If the consideration that the shareholder undertook to pay to the Company in consideration for his shares is not given, in whole or in part, on such date and under such conditions as are determined in the terms of allotment of his shares and/or in the call mentioned in Section 7.2 below, the Company may, in a resolution of the board of directors, forfeit the shares, the consideration for which was not paid in full. The shares will be forfeited provided that the Company shall have sent the shareholder a written warning of its intention to forfeit his shares within at least 7 days from the date of receipt of the warning in the event that the payment is not made during the period set forth in the warning letter.

The board of directors may, at any time before the date on which a forfeited share is sold, re-alloted or otherwise transferred, cancel the forfeiture under such conditions as it deems fit.

The forfeited shares will be held by the Company as treasury shares or sold to another.

7.2.	If, according to the terms of issuance of shares, there is no fixed date for payment of any part of the price to be paid therefor, the board of directors may, from time to time, make calls on the shareholders for the unpaid money for the shares held by them, and each shareholder will be obligated to pay the Company the amount called from him on the date determined as aforesaid, provided that he receives prior notice of 14 days of the time and place of payment (“Call”). The notice will specify that non-payment on or before the date fixed at the place specified may result in forfeiture of the shares in relation to which the call was made. A Call may be retracted or postponed to another date, all as the board of directors shall decide.

7.3.	Unless determined otherwise in the terms of allotment of the shares, a shareholder will not be entitled to receive a dividend or to exercise any right as a shareholder in respect of shares not yet fully paid up.

7.4.	Persons who are co-holders of a share will be jointly and severally liable for payment of the amounts due to the Company in respect of the share.

7.5.	The provisions of this section do not derogate from any other remedy of the Company vis-à-vis a shareholder who shall not have paid his debt to the Company in respect of his shares.

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8.	Transfer of Shares

8.1.	The Company’s shares may be transferred.

8.2.	Any transfer of shares must be done in writing and shall not be registered unless –

8.2.1.	A valid share transfer deed is delivered to the Company at its registered office together with the certificates of the shares to be transferred, if issued. A transfer deed will be signed by the transferor and by a witness certifying the transferor’s signature. In the case of a transfer of shares that shall not have been fully paid up on the date of the transfer, the transfer deed will also be signed by the share recipient and by a witness certifying the share recipient’s signature; or

8.2.2.	A court order is delivered to the Company to amend the registration; or

8.2.3.	It is proven to the Company that legal conditions for endorsement of the right in the share have been fulfilled.

8.3.	A transfer of shares that have not been fully paid up requires the approval of the board of directors, which may refuse to give its approval at its absolute discretion and without giving reasons therefor.

8.4.	A transfer recipient shall be deemed as the shareholder in relation to the transferred shares from the moment of registration of his name in the shareholders’ register.

8.5.	The guardians and executors of the estate of an individual shareholder who passes away or, in the absence of executors of the estate or guardians, persons who hold a right as the heirs of the individual shareholder who passed away, will be the individuals whom the Company shall recognize as the holders of a right in the share that was registered in the deceased’s name.

8.6.	If a share is registered in the name of two or more holders, the Company shall only recognize the surviving partner or the surviving partners as the persons holding the right in the share or a benefit therein. If a share is registered in the name of several co-holders as aforesaid, each one of them will be entitled to transfer his right.

8.7.	The Company may recognize a receiver or liquidator of a shareholder that is a corporation in liquidation or dissolution or a trustee in bankruptcy or any receiver of a bankrupt shareholder as the holders of a right to the shares registered in the name of such shareholder.

8.8.	Any person who gains a right in shares due to the death of a shareholder will be entitled, upon presenting proof of probate or the appointment of a guardian or the issuance of an inheritance order, attesting that he holds the right to the deceased shareholder’s shares, to be registered as shareholder in respect of such shares, or may, subject to the provisions of these articles, transfer such shares.

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8.9.	The receiver or liquidator of a shareholder that is a corporation in liquidation or dissolution or the trustee in bankruptcy or any receiver of a bankrupt shareholder may, after having provided such evidence as the board of directors shall require of him, which testify that he has the right to the shares of the shareholder in liquidation or dissolution or in bankruptcy, with the board of directors’ consent, be registered as shareholder in respect of such shares, or may, subject to the provisions of these articles, transfer such shares.

9.	Change in Capital

The general meeting may, by a simple majority of the shareholders present at the general meeting:

9.1.	Increase the Company’s authorized share capital by creating new shares of an existing class or of a new class, all as shall be determined in a resolution of the general meeting.

9.2.	Cancel authorized share capital that has not yet been allotted, provided that there is no undertaking of the Company, including a contingent undertaking, to allot the shares.

9.3.	Consolidate and re-divide its share capital, or any part thereof, into shares of a greater par value than the amount of the par value of the existing shares.

9.4.	Re-divide its share capital, in whole or in part, by re-dividing its existing shares, in whole or in part, into shares of a lesser par value than the par value of the existing shares.

9.5.	Reduce its share capital and any capital redemption reserve fund in such manner and under such conditions and upon receipt of such approval as the Companies Law shall require.

9.6.	Reduce shares in the Company’s issued capital, such that these shares shall be cancelled and any and all consideration paid in respect of the par value of the shares that were cancelled as aforesaid shall be recorded on the Company’s books as a capital reserve, which will be deemed, for all intents and purposes, as a premium paid on the shares that shall remain in the Company’s issued capital.

10.	Change in Rights of Share Classes

10.1.	Unless determined otherwise in the terms of issuance of the shares, and subject to the provisions of any law, the rights of any class of shares may be changed after the adoption of a resolution of the Company’s board of directors and with the approval of the general meeting of the holders of shares of the same class or written consent of all of the holders of the shares of the same class. The provisions of the Company’s articles regarding general meetings shall apply, mutatis mutandis, to a general meeting of the holders of such class.

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10.2.	The rights conferred on holders of shares of a certain class that were issued with special rights shall not be deemed as having been changed by the creation or issuance of additional shares ranking pari passu therewith, unless provided otherwise in the terms of issuance of such shares.

11.	General Meetings

11.1.	Resolutions of the Company on the following matters shall be adopted at the general meeting -

11.1.1.	Changes to the articles;

11.1.2.	Exercise of authorities of the board of directors when the board of directors is unable to perform its duties;

11.1.3.	Appointment of the Company’s auditor and termination of his employment;

11.1.4.	Appointment of directors, including outside directors;

11.1.5.	Approval of actions and transactions which require the approval of the general meeting pursuant to the provisions of the Companies Law and any other law;

11.1.6.	Increase and reduction of the authorized share capital;

11.1.7.	Merger, as defined in the Companies Law;

11.1.8.	Authorization of the chairman of the board or a relative thereof to perform the duties or exercise the powers of the CEO, and authorization of the CEO or a relative thereof to perform the duties or exercise the powers of the chairman of the board, as stated in Section 121(c) of the Companies Law.

12.	Convening of General Meetings

12.1.	Annual general meetings shall be convened at least once a year at such place and time as the board of directors shall determine, but no later than 15 months after the last annual general meeting. These general meetings shall be referred to as “Annual Meetings”. The other general meetings of the Company shall be referred to as “Special Meetings”.

12.2.	The Annual Meeting shall appoint an auditor, appoint the directors according to these articles and discuss any and all other matters that need to be discussed at the annual general meeting of the Company, according to these articles or pursuant to the Companies Law, as well as any other matter as the board of directors shall determine.

12.3.	The board of directors may convene a Special Meeting according to a resolution thereof and is obligated to convene a Special Meeting if it receives a written demand from any one of the following (the “Demand to Convene”) –

12.3.1.	Two incumbent directors; and/or

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12.3.2.	One or more shareholders who hold at least five percent of the voting rights in the Company.

12.4.	Any Demand to Convene needs to specify the objectives for which a meeting needs to be called and shall be signed by the demanding parties and be delivered to the Company’s registered office. The demand may comprise several documents in identical language, each one of which signed by one or more demanding parties.

12.5.	The board of directors, if required to summon a Special Meeting, shall summon the same within twenty-one days from the date that the Demand to Convene is submitted thereto, for a date to be determined in the invitation according to Section 14.6 below and subject to any law.

12.6.	Notice to the Company’s members regarding the convening of a general meeting shall be published in the manner set forth in the Companies Regulations (Publication of Notice of a General Meeting and a Class Meeting at a Public Company), 5760-2000 and pursuant to any law. The Company is not obligated to deliver personal notices of the convening of a meeting to the shareholders registered in the shareholders’ register of the Company.

13.	Deliberation at the General Meetings

13.1.	Deliberations at the general meeting shall not be opened unless a legal quorum is present at the time of opening of the deliberation. Legal quorum shall be formed upon the presence (including by proxy or by voting card) of at least two shareholders holding at least twenty-five percent of the voting rights within one half hour from the time scheduled for the opening of the meeting.

13.2.	In the event that one half hour after the time scheduled for the meeting to begin legal quorum shall not have been formed at a general meeting, the meeting shall stand adjourned for one week, to the same day, time and place, or to a later date, if stated in the invitation to the meeting or in the notice of the meeting (the “Adjourned Meeting”).

13.3.	Legal quorum for commencement of the Adjourned Meeting will be any number of participants.

13.4.	The chairman of the board will act as chairman of the general meeting, and in his absence the chairman of the meeting shall be elected by the persons participating in the meeting at the beginning of the meeting.

13.5.	A general meeting at which a legal quorum is present may decide to postpone the meeting to another place and to another time, to be determined, in which case notices of the said place and time shall be published in the manner of publication set forth in the Companies Regulations (Notice and Announcement of a General Meeting and a Class Meeting at a Public Company), 5760-2000.

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14.	Voting at the General Meeting

14.1.	A shareholder of the Company will be entitled to vote at the general meetings in person or by proxy or by voting card.

The shareholders entitled to participate in and vote at the general meeting are the shareholders on the date that shall be determined by the board of directors in the resolution to summon the general meeting, and subject to any law.

14.2.	At any vote, each shareholder shall have a number of votes in accordance with the number of shares held by him.

14.3.	A resolution at the general meeting shall be adopted by a simple majority, unless another majority is determined in the Companies Law or in these articles.

14.4.	A declaration by the chairman of the meeting that a resolution was adopted unanimously or by a certain majority, or was voted down or that a certain majority was not attained will be prima facie evidence thereof.

14.5.	If the votes at the meeting are tied, the chairman of the meeting will not have the right to another or casting vote, and the resolution shall be voted down.

The Company’s shareholders may vote at a general meeting (including at a class meeting) via a voting card on issues on which they are entitled to do so pursuant to Section 87 of the Companies Law, as being from time to time.

14.6.	A shareholder may state the manner of his vote on the voting card and deliver it to the Company up to 48 hours before the time of commencement of the meeting. A voting card on which a shareholder stated the manner of his vote which reached the Company at least 48 hours before the time of commencement of the meeting (and with respect to an Adjourned Meeting – 48 hours before the time of the Adjourned Meeting) shall be deemed as presence at the meeting, including for purposes of forming the legal quorum as stated in Section 12.1 above.

14.7.	A proxy will be appointed in writing, signed by the principal (“Power of Attorney”). A corporation shall vote through its representatives who shall be appointed by a document that shall be duly signed by the corporation (“Letter of Appointment”).

14.8.	Voting in accordance with the terms and conditions of the Power of Attorney shall be lawful even if the principal shall have previously passed away or become incapacitated, been dissolved, become bankrupt or shall have cancelled the Letter of Appointment or transferred the share in respect of which it was cast, unless written notice shall have been received at the office, prior to the meeting, that the shareholder passed away, became incapacitated, was dissolved, became bankrupt, or cancelled the Letter of Appointment or transferred the share as aforesaid.

14.9.	The Letter of Appointment and Power of Attorney or a copy thereof shall be delivered to the Company’s registered office (by personal delivery or via fax) at least forty-eight (48) hours before the time scheduled for the meeting or for the adjourned meeting at which the person mentioned in the document intends to vote according thereto.

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14.10.	A shareholder of the Company will be entitled to vote at meetings of the Company through several proxies, who shall be appointed by him, provided that each proxy shall be appointed in respect of different portions of the shares held by the shareholder. There will be no impediment to each proxy as aforesaid voting differently at meetings of the Company.

14.11.	If a shareholder is incapacitated, he may vote through his trustees, receiver, natural guardian or another legal guardian, and they will be entitled to vote in person or by proxy or by voting card.

14.12.	Where two or more persons are co-holders of a share, at a vote on any matter, the vote of the person named first in the shareholders’ register as the holder of such share will be accepted, whether in person or by proxy, and he shall be entitled to deliver voting cards to the Company.

15.	Amendment of the Articles

A resolution to amend these articles will require a simple majority of the shareholders present at the general meeting, whose agenda shall include amendment of the articles.

16.	The Board of Directors

The board of directors will outline the Company’s policy and supervise performance of the CEO’s duties and actions. The board of directors may exercise any authority of the Company that is not conferred in the Companies Law or in the articles on another organ.

17.	Appointment of the Board of Directors and Termination of Office

17.1.	The number of directors of the Company (including outside directors) shall be determined from time to time by the annual general meeting (subject to Section 17.3 below), provided that it is no less than four and no more than nine.

17.2.	The Company’s directors will be elected at an Annual Meeting and/or at a Special Meeting, and shall hold office until the end of the next coming Annual Meeting (i.e. at the end of the Annual Meeting all of the Company’s directors who served until such meeting shall resign, with the exception of outside directors, subject to the provisions at the end of this section below), or until they resign or until they cease to hold office according to the provisions of the articles or any law, all whichever is earlier. If, at a general meeting of the Company, new directors are not elected in the minimum number determined according to the articles, the directors who served until such meeting shall continue to hold office until their replacement by the Company’s general meeting.

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17.3.	In addition to the provisions of Section 17.2 above, the directors may appoint a director in lieu of a director whose position was vacated and/or as an addition to the board of directors, subject to the maximum number of directors on the board of directors as stated in Section 17.1 above. Appointment of a director by the board of directors will be valid until the next Annual Meeting or until he ceases to hold office according to the provisions of the articles or any law, all whichever is earlier.

17.4.	A director whose term of office has ended may be reelected.

17.5.	The term of office of a director shall begin on the date of his appointment by the Annual Meeting and/or the Special Meeting and/or the board of directors or on a later date if such date is determined in the appointment resolution of the Annual Meeting and/or the Special Meeting and/or the board of directors.

17.6.	The board of directors shall elect the chairman of the board from among its members. If no chairman is elected or if the chairman is not present 15 minutes after the time scheduled for the meeting, the directors present shall elect one of them to preside over the meeting, and the elected director shall chair the meeting and sign the minutes.

The chairman of the board will not be the Company’s CEO other than upon the fulfillment of the conditions listed in Section 121(c) of the Companies Law.

17.7.	The general meeting may remove from office any director before the end of his term of office, regardless of whether the director was appointed thereby by virtue of Section 17.2 above or the director was appointed by the board of directors by virtue of Section 17.3 above, provided that the director is given a reasonable opportunity to present his position to the general meeting.

17.8.	If a director’s position is vacated, the remaining directors will be entitled to continue to act so long as the number of remaining directors shall not have fallen below the minimum number of directors determined in the articles. In a case in which the number of directors is less than the said minimum number, the remaining directors will be entitled to act only in order to fill the vacancy as stated in Section 17.3 above or in order to summon a general meeting of the Company, and until the convening of the general meeting as aforesaid, they may act for the management of the Company’s business only on urgent matters.

17.9.	Each board member may, with the consent of the board of directors, appoint for himself an alternate (“Alternate Director”), subject to the provisions of the law.

Appointment or termination of office of an Alternate Director shall be made in a written document, signed by the director who appointed him, although in any event, an Alternate Director’s office shall end upon the occurrence to the Alternate Director of one of the cases specified in the paragraphs in Section 17.10 below or if the office of the board member for whom he acts as an alternate shall be vacated for whatever reason.

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An Alternate Director is deemed as a director and he shall be subject to all of the legal provisions and the provisions of these articles, with the exception of the provisions regarding the appointment and/or termination of a director set forth in these articles.

17.10.	A director’s position shall be vacated in any one of the following cases:

17.10.1.	He resigned from office by a letter signed by him that was submitted to the Company and which specifies the reasons for his resignation;

17.10.2.	He is removed from office by the general meeting;

17.10.3.	He is convicted of an offense as stated in Section 232 of the Companies Law;

17.10.4.	According to a court decision, as stated in Section 233 of the Companies Law;

17.10.5.	He is declared incapacitated;

17.10.6.	He is declared bankrupt.

18.	Board Meetings

18.1.	The board of directors shall convene for a meeting according to the needs of the Company and at least once every three months.

18.2.	The chairman of the board may convene the board of directors at any time. In addition, the board of directors shall hold a meeting, on an issue to be specified, in the following cases:

18.2.1.	At the demand of two directors, although if on such date the board of directors comprises five directors or less – at the demand of one director;

18.2.2.	At the demand of one director if he stated in his demand to convene the board of directors that he has learned of a matter of the Company ostensibly revealing a breach of law or improper business conduct;

18.2.3.	A notice or report of the CEO requires action by the board of directors;

18.2.4.	The auditor has given notice to the chairman of the board of material deficiencies in the Company’s accounting control.

18.3.	Notice of a board meeting shall be delivered to all of its members at least three days before the date of convening of the board of directors or by shorter notice with the consent of all of the directors. The notice shall be delivered to the address of the director that was provided to the Company in advance, and shall state the date of the meeting and the place at which it shall convene, as well as a reasonable specification of all of the issues on the agenda.

The aforesaid notwithstanding, the board of directors may convene for a meeting without notice with the consent of all of the directors.

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18.4.	The legal quorum for opening a board meeting will be a majority of the board members. If legal quorum is not present at the board meeting one half hour after the time scheduled for the meeting to begin, the meeting shall stand adjourned to another date to be decided on by the chairman of the board, or in his absence the directors who were present at the meeting summoned, provided that notice of the date of the adjourned meeting shall be delivered to all of the directors two days in advance. The legal quorum for opening an adjourned meeting will be any number of participants. The aforesaid notwithstanding, the legal quorum for discussions and resolutions at the board of directors regarding the termination or suspension of the internal auditor will be a majority of the board members.

18.5.	The board of directors may hold meetings through the use of any means of communication, provided that all of the directors participating are able to hear one another simultaneously.

18.6.	The board of directors may adopt resolutions even without convening in practice, provided that all of the directors who are entitled to participate in the deliberation and to vote on the matter presented for resolution have agreed thereto (i.e. agreed that the resolution be adopted without actually convening). If resolutions are adopted as stated in this section, the chairman of the board shall record minutes of the resolutions stating the manner of the vote of each director on the matters presented for resolution, as well as the fact that all of the directors agreed to adopt the resolution without convening.

19.	Voting at the Board of Directors

19.1.	At a vote at the board of directors, each director shall have one vote.

19.2.	Resolutions of the board of directors shall be adopted by a majority of votes. The chairman of the board will not have an additional or casting vote, and in the case of a tied vote, the resolution shall be voted down.

20.	Borrowing Powers

The board of directors may, from time to time, at its sole discretion, borrow or secure any amount or amounts of money for the Company’s objects. The Company’s board of directors will be entitled to obtain or secure payment of any such amount or amounts in such manner, on such dates and under such conditions as it deems fit, and in particular by the issuance of guaranties, fixed or redeemable bonds, bond stock or any mortgage, pledge or floating charge or any other security on the Company’s property, in whole or in part, whether in the present or the future, including the uncalled share capital and the share capital called up but unpaid.

21.	Board Committees

21.1.	The Company’s board of directors may set up committees and appoint thereto members from among the board members (“Board Committee”). If Board Committees are set up, the board of directors shall determine, in the terms and conditions of authorization thereof, whether certain authorities of the board of directors be delegated to the Board Committee, such that a resolution of the Board Committee be deemed as a resolution of the board of directors or whether a resolution of the Board Committee shall constitute a recommendation only, which is subject to the approval of the board of directors, provided that no deciding powers shall be delegated to a committee on the matters listed in Section 112 of the Companies Law.

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21.2.	The meetings and deliberations of any Board Committee comprising two or more members shall be subject to the provisions included in these articles regarding board meetings and voting therein, mutatis mutandis and subject to resolutions of the board of directors regarding committee meeting procedures (if any).

22.	Audit Committee

22.1.	The Company’s board of directors shall appoint an audit committee from among its members. The number of members of the audit committee will be no less than three and all of the outside directors will be members thereof. Neither the chairman of the board nor any director employed by the Company or who regularly provides services thereto nor the Company’s controlling shareholder nor his relative shall be appointed as members of the committee.

22.2.	The audit committee’s duties will be –

22.2.1.	To point out deficiencies in the Company’s business conduct, inter alia in consultation with the Company’s internal auditor or with the auditor, and to suggest to the board of directors ways to correct the same;

22.2.2.	To decide whether to approve actions and transactions requiring the approval of the audit committee pursuant to the Companies Law.

23.	Management of the Company

23.1.	The Company’s board of directors will be authorized to appoint and, at its discretion, terminate or suspend officers (with the exception of directors), a CEO, secretary, clerk, employee or principal, regardless of whether they are employed permanently or temporarily or for special services, as the board of directors shall deem fit from time to time, and to define their powers and duties and to determine their salaries and fees and to demand collateral in such cases and amounts as the board of directors shall deem fit.

23.2.	The CEO will be responsible for the current management of the Company’s affairs in the framework of the policy determined by the board of directors and subject to its instructions.

24.	Exemption, Insurance and Indemnification

24.1.	Exemption from liability

The Company is entitled, in a resolution adopted in the manner set forth in the Companies Law, to exempt an officer thereof in advance from his liability, in whole or in part, due to a breach of the duty of care thereto.

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24.2.	Liability insurance

Subject to the provisions of the Companies Law, the Company is entitled to enter into a contract for insurance of the liability of an officer thereof due to a liability that shall be imposed on him due to an action taken in his capacity as an officer thereof, in whole or in part, for any one of the following:

24.2.1.	Breach of the duty of care vis-à-vis the Company or vis-à-vis another person;

24.2.2.	Breach of the fiduciary duty vis-à-vis the Company, provided that the officer acted in good faith and had reasonable grounds to believe that the action would not prejudice the best interests of the Company;

24.2.3.	Monetary liability that shall be imposed on him in favor of another person;

24.2.4.	Another action that may be insured pursuant to the Companies Law;

24.2.5.	Expenses incurred by or charged to the officer, in connection with an administrative enforcement proceeding conducted with respect to him, including reasonable litigation expenses, including legal fees. In this paragraph –

(a)	“Administrative enforcement proceeding” – an administrative enforcement proceeding pursuant to the provisions of any law, including the Streamlining of Enforcement Procedures Law and the Securities Law, 5728-1968 (“Securities Law”), including an administrative petition or an appeal in connection with the said proceeding;

(b)	“Streamlining of Enforcement Procedures Law” – The Streamlining of ISA Enforcement Procedures Law (Legislative Amendments), 5771-2011, as shall be updated from time to time;

24.2.6.	Payment to a party injured by a breach as stated in Section 52BBB of the Securities Law, as amended in the Streamlining of Enforcement Procedures Law (“Payment to a Party Injured by a Breach”).

If the insurance contract mentioned in this section covers the Company’s liability, the officers will have priority, over the Company, in receiving the insurance proceeds.

24.3.	Indemnification

Subject to the provisions of the Companies Law, the Company may, in a resolution adopted in the manner set forth in the Companies Law, indemnify an officer thereof due to liability or an expense as specified below, imposed on him due to an action taken in his capacity as an officer thereof:

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24.3.1.	A monetary liability imposed on him in favor of another person in a judgment, including a judgment issued in a settlement or an arbitration award that was approved by the court;

24.3.2.	Reasonable litigation expenses, including legal fees, incurred by an officer due to an investigation or proceeding that was conducted against him by an authority which is authorized to conduct an investigation or proceeding, and which has ended without the filing of an indictment against him and without a monetary liability being imposed on him as a substitute for a criminal proceeding, or which has ended without the filing of an indictment against him but with the imposition of a monetary liability as a substitute for a criminal proceeding in an offense which requires no proof of general intent; in this paragraph –

(a)	“A proceeding ended without the filing of an indictment in a case in which a criminal investigation has been made” - means the closing of the case pursuant to Section 62 of the Criminal Procedure Law [Consolidated Version], 5742-1982 (in this section: the “Criminal Procedure Law”), or a stay of proceedings by the Attorney General pursuant to Section 231 of the Criminal Procedure Law;

(b)	“Monetary liability as a substitute for a criminal proceeding” – a monetary liability imposed by law as a substitute for a criminal proceeding, including an administrative fine pursuant to the Administrative Offenses Law, 5746-1985, a fine for an offense determined as an infraction pursuant to the provisions of the Criminal Procedure Law, a pecuniary sanction or a sanction;

24.3.3.	Reasonable litigation expenses, including legal fees, incurred by or charged to the officer by a court, in a proceeding filed against him by or on behalf of the Company or by another person, or in a criminal indictment from which he is acquitted, or in a criminal indictment in which he is convicted of an offense requiring no proof of general intent;

24.3.4.	Expenses incurred by or charged to the officer in connection with an administrative enforcement proceeding conducted with respect to him, including reasonable litigation expenses, and including legal fees;

24.3.5.	Payment to a party injured by a breach;

24.3.6.	Any liability or other expense for which it is and/or will be permitted to indemnify an officer;

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24.3.7.	The Company may undertake in advance to indemnify an officer thereof, provided that an indemnification undertaking pertaining to the provisions of Section 24.3 on the whole shall be restricted to such amount or criterion as the board of directors shall have determined are reasonable under the circumstances, and that the indemnification undertaking states the events which, in the board of directors’ opinion, are foreseeable in view of the Company’s business in practice at the time of the granting of the undertaking, as well as the amount or the criterion determined by the board of directors to be reasonable under the circumstances;

24.3.8.	The Company may indemnify an officer thereof retroactively.

25.	Internal Auditor

25.1.	The Company’s board of directors shall appoint an internal auditor in accordance with the Audit Committee’s proposal. No person who is an interested party of the Company, an officer of the Company, a relative of any one of the above, or the auditor or anyone on his behalf shall serve as the Company’s internal auditor.

25.2.	The board of directors shall determine which officer will be the organizational supervisor of the internal auditor.

25.3.	The internal audit plan that shall be prepared by the auditor will be submitted for the audit committee’s approval, although the board of directors may determine that the plan be submitted for the board of directors’ approval.

26.	Auditor

26.1.	The Annual Meeting shall appoint an auditor for the Company, and the auditor shall hold office until the end of the following Annual Meeting.

26.2.	The auditor’s fee for the audit function shall be determined by the board of directors. The board of directors will be entitled to delegate this power to a board committee.

26.3.	The board of directors shall report to the Annual Meeting on the auditor’s fee.

27.	Signature on behalf of the Company

27.1.	The signatory rights on behalf of the Company shall be determined from time to time by the Company’s board of directors.

27.2.	The person signing on the Company’s behalf will do so together with an imprint of the Company’s stamp or on or alongside its printed name.

28.	Dividend and Stock Dividends

28.1.	A resolution of the Company regarding the distribution of a dividend and/or the distribution of stock dividends will be adopted by the Company’s board of directors.

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28.2.	The shareholders entitled to a dividend are the shareholders on the date of the resolution regarding the dividend or on a later date if another date is determined in the resolution regarding the distribution of the dividend.

28.3.	If the Company’s board of directors does not determine otherwise, it will be permissible to pay any dividend by check or payment order sent by mail according to the registered address of the shareholder or the person entitled thereto, or in the case of registered co-holders, to the shareholder named first in the shareholders’ register in relation to the co-holding. Any such check shall be drawn to the order of the person to whom it is sent. A receipt of a person whose name, on the date of declaration of the dividend, is registered in the shareholders’ register as the holder of any share or, in the case of co-holders, of one of the co-holders, shall serve as confirmation pertaining to all of the payments made in connection with such share and in respect of which the receipt was received.

28.4.	For the purpose of performance of any resolution according to the provisions of this section, the Company’s board of directors may resolve, as it deems fit, any difficulty that arises with respect to the distribution of the dividend and/or the stock dividends, and in this context determine the value, for the purpose of the said distribution, of certain assets and decide that payments in cash shall be made to members based on the value so determined, determine provisions in respect of share fractions or in respect of non-payment of amounts smaller than NIS 200.

29.	Redeemable Securities

The Company may, subject to any law, issue redeemable securities under such conditions as the board of directors shall determine, provided that the approval of the general meeting is given for the board of directors’ recommendation and the conditions determined thereby.

30.	Invoices

30.1.	The Company shall keep books and prepare financial statements pursuant to the Securities Law and any law.

30.2.	The books shall be kept at the Company’s registered office or at such other site as the directors shall deem fit, and will be open for the directors’ inspection during normal working hours.

31.	Dissolution of the Company

In the case of dissolution of the Company, whether voluntary or otherwise, unless explicitly determined otherwise in these articles or in the terms of issuance of any share, the following provisions shall apply:

31.1.	The liquidator will first use all of the Company’s assets to pay its debts (the Company’s assets after payment of its debts shall hereinafter be referred to as: the “Surplus Assets”).

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31.2.	Subject to special rights attached to the shares, the liquidator shall distribute the Surplus Assets among the shareholders proportionately to the par value of the shares, pari passu.

31.3.	In the Company’s approval in a resolution that shall be adopted at the general meeting by a majority of at least 50% of the shareholders’ votes, the liquidator may distribute the Company’s Surplus Assets or any part thereof among the shareholders in kind and deliver any of the Surplus Assets to a trustee in a deposit for the benefit of the shareholders, as the liquidator shall deem fit.

32.	Notices

32.1.	Subject to any law, a notice or any other document that the Company shall deliver and which it is entitled or required to give according to the provisions of these articles and/or the Companies Law, shall be delivered by the Company to each person either personally, by delivery by mail in a letter addressed according to the registered address of such shareholder in the shareholders’ register or according to such address as the shareholder stated in writing to the Company as the address for delivery of notices or other documents, or by delivery via facsimile according to the number stated by the shareholder as the number for delivery of notices via facsimile. Notices that the Company shall publish for all of the shareholders shall be published by publication in two daily newspapers appearing in Israel.

32.2.	Any notice that must be given to the shareholders shall be given in relation to jointly held shares to the person named first in the shareholders’ register as the holder of such share, and any notice given in this manner shall be sufficient notice to the holders of such share.

32.3.	Any notice or other document that shall be sent according to the provisions of Section 32.1 shall be deemed as having arrived at its destination within 3 business days if sent by registered mail and/or by regular mail in Israel, and if hand delivered or sent via facsimile, it shall be deemed as having arrived at its destination on the first business day after receipt thereof. For the purpose of proving the delivery, it shall be sufficient to prove that the letter that was sent by mail that contains the notice and that the document was addressed to the correct address and was delivered to the post office as a letter bearing stamps or as a registered letter bearing stamps, and in respect of a facsimile it is sufficient to provide a transmission confirmation page from the transmitting machine. With respect to notice published in newspapers – the date of the publication in the newspaper shall be deemed as the date of delivery of the notice to all of the shareholders.

32.4.	Any record ordinarily made in the Company’s books shall be deemed as prima facie evidence regarding the delivery, as recorded therein.

32.5.	When it is necessary to give prior notice of a certain number of days or notice which is valid for any period, the delivery date shall be counted in the number of days or the period.

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33.	Donations

The Company may donate a reasonable sum of money to a worthy cause.

34.	Interpretation

34.1.	Anything stated herein in the singular shall also import the plural and vice versa, anything stated in the masculine shall also import the feminine and vice versa.

34.2.	Unless special definitions for certain terms are included in these articles, any word and expression in these articles shall bear the meaning afforded thereto in the Companies Law, unless the same contradicts the subject matter or content of the text.

34.3.	For the avoidance of doubt, it is clarified that in respect of matters regulated in the Companies Law such that the arrangements in respect thereof may be modified in articles of association, and in respect of which these articles do not provide otherwise than in the Companies Law, the provisions of the Companies Law shall apply thereto.

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